Exhibit 99.1

HARVEST CAPITAL CREDIT CORPORATION ANNOUNCES DECEMBER 31, 2014 FINANCIAL RESULTS

NEW YORK, March 12, 2015 — Harvest Capital Credit Corporation (“Harvest Capital” or the “Company”) (NASDAQ: HCAP) announced financial results for the fourth quarter and year ended December 31, 2014.

FINANCIAL HIGHLIGHTS

	Q4-14		Q4-13		FY-14		FY-13
	Amount	Per share (1)	Amount	Per share (1)	Amount	Per share (1)	Amount	Per share (1,2)

Core net investment income (3)	$2,265,419	$0.36	$1,967,836	$0.32	$8,520,964	$1.38	$5,489,527	$1.24
Net investment income	$2,112,676	$0.34	$2,329,476	$0.38	$8,265,253	$1.34	$5,831,370	$1.32
Net unrealized appreciation (depreciation)	($45,737)	$(0.01)	($1,808,200)	($0.29)	$464,416	$0.07	($1,709,209)	$(0.39)
Net realized gains on investments	$676,570	$0.11	$—	$—	$665,813	$0.11	$—	$—
Net income	$2,743,509	$0.44	$521,276	$0.09	$9,395,482	$1.52	$4,122,161	$0.93

Weighted average shares outstanding (basic)	6,212,352		6,129,757		6,185,061		4,429,639
Weighted average shares outstanding (diluted)	6,212,352		6,130,209		6,185,061		4,430,091

(1)	All per share amounts are basic and diluted unless indicated otherwise.

(2)
The Company acquired Harvest Capital Credit LLC (“HCC LLC”) on May 2, 2013 and did not have any operations prior to the acquisition. As such, for the periods prior to the acquisition, we are presenting the historical financial results of HCC LLC as our financial results. When we acquired HCC LLC, we issued shares of our common stock in exchange for all of HCC LLC's outstanding membership interests at a rate of .9913 shares of our common stock for each membership interest. As a result of this transaction, we have retroactively applied the aforementioned exchange/conversion rate to all unit measurements relating to HCC LLC's membership interests and have replaced all references to membership interests of HCC LLC herein with shares of common stock of the Company.

(3)
Core Net Investment Income and Core Net Investment Income per share are non-GAAP financial measures that are calculated by excluding capital gains incentive fees that affect Net Investment Income for GAAP purposes for the periods presented, and excluding any income taxes related to realized capital gains and losses. The capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized appreciation) to the extent such realized capital gains exceed realized capital losses and unrealized depreciation for such year. The Company records an expense accrual in the financial statements relating to the capital gains incentive fee payable by the Company to its investment adviser when the realized capital gains on its investments exceed all realized capital losses and unrealized depreciation on its investments. The Company also records an

© 2015 Harvest Capital Credit Corporation

expense accrual in the financial statements relating to the capital gains incentive fee payable by the Company to its investment adviser when, among other things, the unrealized appreciation on its investments exceeds all realized capital losses and unrealized depreciation on its investments given the fact that a capital gains incentive fee would be owed to the investment adviser if the Company were to liquidate its investment portfolio at such time. Any decrease in unrealized appreciation in subsequent periods will result in the reversal of some or all of such previously recorded expense accrual. The actual incentive fee payable to the Company’s investment adviser related to capital gains will be determined and payable in arrears at the end of each fiscal year and will include only realized capital gains (and not unrealized appreciation) for the period. The Core Net Investment Income and Core Net Investment Income per share amounts in the table are calculated by excluding any capital gains incentive fees accrued for the periods presented, and excluding any income taxes related to realized capital gains and losses. Reconciliations of Core Net Investment Income and Core Net Investment Income per share the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto.

PORTFOLIO ACTIVITY

	As of December 31,
	2014		2013
Portfolio investments at fair value	$115,834,428		$70,552,476
Total assets	$119,870,004		$91,345,251
Net assets	$90,872,315		$88,854,486
Shares outstanding	6,222,673		6,148,227
Net assets per share	$14.60		$14.45

	Q4-14		Q4-13	FY - 14	FY - 13
Portfolio activity during the period:
New commitments/investments	$24,475,000		$18,100,000	$76,887,088	$36,900,000
Exits of commitments/investments	(6,864,657)		($2,000,000)	($27,739,039)	($8,736,117)
Net activity	$17,610,343		$16,100,000	$49,148,049	$28,163,883

	As of December 31,
	2014		2013
Number of portfolio company investments	29		20
Weighted average yield of:
Debt and other income producing investments at fair value (1) (3)	15.1%	(2)	16.7%

(1)
Computed as (a) annual stated amount of interest or yield earned plus the net annual amortization of original issue discount and other deferred fees earned on accruing debt investments, divided by (b) total debt investments at fair value.

(2)
CRS Reprocessing, LLC and Solex Fine Foods, LLC were excluded from this calculation because they were on non-accrual status at December 31, 2014. No loans were on non-accrual status at December 31, 2013.

(3)	Shinnecock CLO 2006-1, Ltd. and equity components of the investment portfolio are also excluded from this calculation.

© 2015 Harvest Capital Credit Corporation

FOURTH QUARTER OF 2014 AND FULL YEAR OPERATING RESULTS

For the quarter ended December 31, 2014, the Company reported a 426.3% increase in net income, a 15.1% increase in core net investment income and a (9.3)% decrease in net investment income compared to the quarter ended December 31, 2013. Net income for the quarter ended December 31, 2014 was $2.7 million million, or $0.44 per share, compared to $0.5 million, or $0.09 per share, for the quarter ended December 31, 2013. Core net investment income was $2.3 million, or $0.36 per share, for the quarter ended December 31, 2014, compared to $2.0 million, or $0.32 per share, for the quarter ended December 31, 2013. Net investment income was $2.1 million, or $0.34 per share, for the quarter ended December 31, 2014, compared to $2.3 million, or $0.38 per share, for the quarter ended December 31, 2013. The increase in net income was primarily attributable to a $0.7 million increase in net gains on investments and a $1.8 million decrease in net unrealized depreciation on investments for the quarter ended December 31, 2014, as compared to December 31, 2013. Core net investment income increased in the quarter ended December 31, 2014 primarily attributable to a $1.4 million increase in total investment income due to a larger investment portfolio as compared to the quarter ended December 31, 2013. The decrease in net investment income was due to the reversal of $0.4 million of incentive fee expense in the quarter ended December 31, 2013 related to $(1.8) million of unrealized depreciation  in that period.

For the year ended December 31, 2014, the Company reported a 127.9% increase in net income, a 55.2% increase in core net investment income and a 41.7% increase in net investment income compared to the year ended December 31, 2013. Net income for the year ended December 31, 2014 was $9.4 million, or $1.52 per basic and diluted share, compared to $4.1 million, or $0.93 per basic and diluted share, for the year ended December 31, 2013. Core net investment income was $8.5 million, or $1.38 per share, for the year ended December 31, 2014, compared to $5.5 million, or $1.24 per share, for the year ended December 31, 2013. Net investment income was $8.3 million, or $1.34 per share, for the year ended December 31, 2014, compared to $5.8 million, or $1.32 per share, for the year ended December 31, 2013. The increase in net income was primarily attributable to a $2.4 million increase in net investment income due to a larger investment portfolio and in the year ended December 31, 2014 as compared to December 31, 2013, and a $2.8 million increase in net unrealized and realized gains.  The increase in core net investment income was primarily attributable to a $2.4 million increase in net investment income as a result of a larger investment portfolio for the year ended December 31, 2014, as compared to the prior year period, plus a $0.5 million increase in the capital gains incentive fees added back to net investment income. The increase in net investment income was due to a $6.0 million increase in total investment income as a result of a larger investment portfolio for the year ended December 31, 2014, as compared to the prior year period, which was partially offset by a $3.8 million increase in expenses.

As of December 31, 2014, portfolio investments and total assets were $115.8 million and $119.9 million respectively, compared to $70.6 million and $91.3 million at December 31, 2013. Net assets per share were $14.60 at December 31, 2014, compared to $14.45 at December 31, 2013. The increase in net assets per share is primarily attributable to $1.0 million of appreciation and realized gains in the portfolio during 2014 and earnings in excess of distributions.

During the fourth quarter of 2014, the Company made eight investments totaling $24.5 million. Six of the investments were new portfolio companies and two were additional investments in existing portfolio companies. The investment activity for the quarter ended December 31, 2014 was as follows:

© 2015 Harvest Capital Credit Corporation

On October 3, 2014, the Company made a $1.5 million senior secured term loan investment in Bridgewater Engine Ownership III, LLC.

On October 7, 2014, the Company made a $3.0 million junior secured term loan debt investment in Flavors Holdings, Inc.

On October 8, 2014, the Company sold its $1.0 million "placeholder" senior secured term-loan investment in North Atlantic Trading Company, Inc. at a price of 99.75% of par. The Company generated a gross internal rate of return ("IRR") of 9.3% on this investment. IRR is calculated based on all cash flows to or from the Company for or from the investment measured by the amount of the cash flow and the day it was invested or received.

On October 21, 2014, the Company made an additional $0.5 million investment in Infinite Aegis Group, LLC. The investment is comprised of the last out tranche of a senior secured term loan.

On October 29, 2014, the Company made a $4.0 million junior secured term loan investment in SourceHOV LLC.

On October 31, 2014, the Company was the lead arranger for a $20.0 million junior secured subordinated term loan provided to FOX Rent A Car, Inc. The Company syndicated $10.0 million of the investment to third parties and retained $10.0 million.

On October 31, 2014, the Company received a full repayment at par, plus a 1% prepayment fee on its $4.9 million debt investment in Rostra Tool Company. The Company also received $0.6 million for its equity warrant investment. The Company generated a gross IRR of 25% on this investment.

On October 31, 2014, the Company received a full repayment at par, plus a 2% prepayment fee and 5% exit fee on its $1.0 million debt investment in SISD, Inc. (Garden State). The Company also received $0.1 million for its equity warrant investment. The Company generated a gross IRR of 43% on this investment.

On December 22, 2014, the Company made a $0.5 million senior secured term loan investment in Chrysler Group, LLC.

On December 22, 2014, the Company made a $0.5 million senior secured term loan investment in Dell International, LLC.

On December 29, 2014, the Company made an additional $4.5 million senior secured term loan investment in WBL SPE I, LLC (“WBL I”). This brought the Company’s total investment in WBL I to $6.0 million.

“I am very pleased with our financial results for the fourth quarter and fiscal year ended December 31, 2014, in particular our ability to earn our dividend for the past two quarters,” stated Richard P. Buckanavage, President and CEO.  “For the full year, we generated core net investment income of $8.5 million or $1.38 per share, which was $0.03 per share above our annual distributions of $1.35 per share”, added Mr. Buckanavage.  “Furthermore, our taxable net income for the year ended December 31, 2014 was $1.52 per share (including $0.12 of long term capital gains), affording us the ability to carry $0.17 of taxable earnings into 2015 and thereby providing us with financial flexibility,” observed Mr. Buckanavage.  “Lastly, our

© 2015 Harvest Capital Credit Corporation

disciplined investment strategy continues to produce attractive outcomes for our shareholders, with IRRs averaging greater than 25% on three exits in the fourth quarter, and net positive realized/unrealized gains in the portfolio, and it has enabled us to grow NAV for the year ended December 31, 2014 to $14.60 per share from $14.45 per share for the year ended December 31, 2013 and $14.51 per share for the quarter ended September 30, 2014,” concluded Mr. Buckanavage.

Certain features of our expense structure changed as a result of the completion of our IPO in May 2013 and since such time:

•
The base management fee payable to our investment adviser prior to the IPO was calculated at an annual rate of 2.0% of our gross assets, including assets acquired with the use of borrowings. However, our investment adviser had agreed to waive the base management fee payable to it prior to the IPO with respect to any assets acquired by us through the use of borrowings under our secured revolving credit facility with JMP Group LLC until such time as the facility had been repaid in full and terminated. Moreover, our investment adviser received a base management fee prior to the IPO with respect to cash and cash equivalents held by us. Subsequent to the IPO, the base management fee is calculated based on our gross assets (which includes assets acquired with the use of leverage, but excludes cash and cash equivalents) at an annual rate of 2.0% on gross assets up to and including $350 million, 1.75% on gross assets above $350 million and up to and including $1 billion, and 1.5% on gross assets above $1 billion. Moreover, the waiver agreement described above with respect to assets acquired by us through the use of borrowings under the secured revolving credit facility was terminated in connection with our IPO. As a result, a base management fee is now payable to our investment adviser on all assets acquired by us through the use of borrowings.

•
Our investment adviser agreed to permanently waive all or such portion of the incentive fee that it would otherwise be entitled to collect from us to the extent necessary to support a minimum dividend yield of 9% for the period of time commencing with our IPO through March 31, 2014. For the year ended December 31, 2014, incentive fees of $320,827 were waived pursuant to this arrangement.

CREDIT QUALITY

The Company employs various risk management and monitoring tools to categorize and assess its investments. No less frequently than quarterly, the Company applies an investment risk rating system which grades the credit risk of all debt investments on a scale of 1 to 5. Under this system, an investment with a grade of 1 involves the least amount of risk and indicates performance from the portfolio company that exceeds underwritten expectations. Investments graded 2 involve a level of risk that is similar to the risk at the time of origination or acquisition. The portfolio company is generally performing as expected and the risk factors associated with our ability to ultimately recoup our investment are neutral to favorable. All new investments are initially assessed a grade of 2. Investments graded 3 indicate that the portfolio company is performing below expectations and requires closer monitoring. Investments graded 4 indicate performance substantially below expectations where some loss of return but no loss of principal is expected and payments are generally not more than 90 days past due. An investment grade of 5 indicates that the risk to our ability to recoup our investment has substantially increased since origination or acquisition, the portfolio company likely has materially declining performance, and some loss of return and principal is expected. For debt investments with an investment grade of 5, most or all of the debt covenants are out of compliance and payments are substantially delinquent.

As of December 31, 2014, the weighted average grade of the debt investments in our portfolio improved to 1.97, from 1.99 in the previous quarter. Also, as of December 31, 2014, eighteen of the Company’s debt

© 2015 Harvest Capital Credit Corporation

investments were rated 2. Five investments were rated 1. Two investments were rated 3, one was rated 4, and one loan was rated 5. CRS Reprocessing, LLC and Solex Fine Foods, LLC were the only loans on non-accrual status at December 31, 2014

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2014, we had $2.2 million of unrestricted cash and $26.1 million drawn on our $55.0 million senior secured revolving credit facility. The credit facility is secured by all of the Company’s assets and has a revolving period through October 29, 2015 followed by a three year amortization period. Advances under the facility bear interest at a rate of LIBOR plus 4.50%. The credit facility also has an accordion feature that allows the size of the facility to increase up to $85 million. This facility replaced the Company’s previous senior secured revolving credit facility provided by an affiliate which was terminated concurrently with the Company’s entry into the new credit facility.

SIGNIFICANT DEVELOPMENTS SUBSEQUENT TO DECEMBER 31, 2014

On January 14, 2015, the Company had its common stock transferred within the NASDAQ listing tiers, from the NASDAQ Capital Market to the NASDAQ Global Market. No change was made to the trading symbol for the Company’s common stock, which is “HCAP.”

On January 27, 2015, the Company closed the public offering of $25.0 million in aggregate principal amount of its Notes. The Notes will mature on January 16, 2020 and bear interest at a rate of 7.00%.

On February 4, 2015, the Company closed on an additional $2.5 million in aggregate principal amount of Notes to cover the over-allotment option exercised by the underwriters.

On February 13, 2015, the Company made a $3.0 million junior secured term loan investment in GK Holdings, Inc. (Global Knowledge).

On February 13, 2015, the Company declared monthly distributions of $0.1125 per share payable on each of February 27, 2015, March 27, 2015, and April 27, 2015.

On March 10, 2015, the Company increased its investment in Infinite Aegis by $4.5 million.  The investment is now comprised of a senior secured term loan totaling $7.9 million that carries an interest rate of Libor + 13.5% plus 3% PIK and a senior secured revolver totaling $1.1 million that carries an interest rate of Libor plus 12%.

© 2015 Harvest Capital Credit Corporation

CONFERENCE CALL

The Company will host a conference call on Thursday, March 12, 2014 at 10:00 a.m. Eastern Time to discuss its fourth quarter and year end results. All interested parties are invited to participate in the conference call by dialing (888) 566-6060 (domestic) or (973) 200-3100 (international). Participants should enter the Conference ID 93127227 when prompted.

ABOUT HARVEST CAPITAL CREDIT CORPORATION

Harvest Capital Credit Corporation (NASDAQ: HCAP) provides customized financing solutions to privately held small and mid-sized companies in the U.S., generally targeting companies with annual revenues of less than $100 million and annual EBITDA of less than $15 million. The Company’s investment objective is to generate both current income and capital appreciation primarily by making direct investments in the form of subordinated debt, senior debt and, to a lesser extent, minority equity investments. Harvest Capital Credit Corporation is externally managed and has elected to be treated as a business development company under the Investment Company Act of 1940.

Forward Looking Statements

Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of assumptions, risks and uncertainties, which change over time. Actual results may differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including those described from time to time in filings by the Company with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

© 2015 Harvest Capital Credit Corporation

Harvest Capital Credit Corporation
Statements of Assets and Liabilities
	December 31,
	2014	2013
ASSETS:
Non-affiliated/non-control investments, at fair value (cost of $113,035,774 at 12/31/14 and $68,241,970 at 12/31/13)	$114,486,428	$69,012,300
Affiliated investments, at fair value (cost of $2,085,843 at 12/31/14 and $2,062,107 at 12/31/13)	1,348,000	1,540,176
Total investments, at fair value (cost of $115,121,617 at 12/31/14 and $70,304,077 at 12/31/13)	115,834,428	70,552,476

Cash	2,171,771	18,984,162
Interest receivable	550,849	449,902
Accounts receivable - other	75,046	11,344
Deferred offering costs	119,640	—
Deferred financing costs	1,012,862	1,247,534
Other assets	105,408	99,833
Total assets	$119,870,004	$91,345,251

LIABILITIES:
Revolving line of credit	$26,075,140	$—
Accrued interest payable	77,363	35,521
Accounts payable and accrued expenses	1,806,545	556,892
Other liabilities	1,038,641	1,898,352
Total liabilities	28,997,689	2,490,765

Commitments and contingencies

NET ASSETS:
Common stock, $0.001 par value, 100,000,000 shares authorized, and 6,222,673 issued and outstanding at 12/31/14 and 6,148,227 issued and outstanding at 12/31/13	6,223	6,148
Capital in excess of common stock	89,424,498	88,497,898
Net realized gains on investments	665,813	—
Net unrealized appreciation on investments	712,812	248,396
Undistributed (distributions in excess of) net investment income	62,969	102,044
Total net assets	90,872,315	88,854,486
Total liabilities and net assets	$119,870,004	$91,345,251

Common stock issued and outstanding	6,222,673	6,148,227

Net asset value per common share	$14.60	$14.45

© 2015 Harvest Capital Credit Corporation

Harvest Capital Credit Corporation
Statements of Operations
	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Investment Income:
Interest:
Cash - non-affiliated/non-control investments	$3,155,961	$2,008,250	$10,876,938	$6,349,007
Cash - affiliated investments	18,893	56,579	185,649	222,133
PIK - non-affiliated/non-control investments	266,356	262,627	1,319,362	1,058,329
PIK - affiliated investments	9,204	24,571	90,671	67,182
Amortization of fees, discounts and premiums, net	459,360	452,367	1,531,989	1,003,317
Total interest income	3,909,774	2,804,394	14,004,609	8,699,968
Other income	330,616	60,000	707,438	60,000
Total investment income	4,240,390	2,864,394	14,712,047	8,759,968

Expenses:
Interest expense - revolving line of credit (related party)	—	—	—	627,568
Interest expense - revolving line of credit	232,674	—	293,319	—
Interest expense - unused line of credit (related party)	—	19,445	—	134,805
Interest expense - unused line of credit	70,515	73,333	374,230	73,333
Interest expense - deferred financing costs (related party)	—	110,732	—	146,518
Interest expense - deferred financing costs	65,157	46,617	255,801	46,617
Total interest expense	368,346	250,127	923,350	1,028,841

Professional Fees	113,701	100,608	595,264	366,158
General and administrative	215,915	161,985	701,593	504,852
Base management fees	549,954	315,087	1,860,597	812,207
Incentive management fees	686,071	(361,640)	2,144,889	(58,461)
Administrative services expense	150,000	68,751	498,201	275,001
Total expenses	2,083,987	534,918	6,723,894	2,928,598
Less waivers:
Incentive fees waived	—	—	(320,827)	—
Total net expenses	2,083,987	534,918	6,403,067	2,928,598

Net investment income, before tax	2,156,403	2,329,476	8,308,980	5,831,370

Excise Tax	43,727	—	43,727	—

Net investment income, after tax	2,112,676	2,329,476	8,265,253	5,831,370

Net realized gains on investments	676,570	—	665,813	—
Net change in unrealized appreciation (depreciation) on investments	(45,737)	(1,808,200)	464,416	(1,709,209)
Total unrealized and realized gains (losses) on investments	630,833	(1,808,200)	1,130,229	(1,709,209)

Net increase in net assets resulting from operations	$2,743,509	$521,276	$9,395,482	$4,122,161

Net investment income per share (basic and diluted)	$0.34	$0.38	$1.34	$1.32
Net increase in net assets resulting from operations per share (basic and diluted)	$0.44	$0.09	$1.52	$0.93
Weighted average shares outstanding (basic)	6,212,352	6,129,757	6,185,061	4,429,639
Weighted average shares outstanding (diluted)	6,212,352	6,130,209	6,185,061	4,430,091
Dividends declared per common share (basic & diluted)	$0.34	$0.34	$1.35	$2.58

© 2015 Harvest Capital Credit Corporation

SCHEDULE 1

Reconciliations of Net Investment Income to Core Net Investment Income

	Three Months Ended December 31,				Year Ended December 31,
	2014		2013		2014		2013
	Amount	Per share (1)	Amount	Per share (1)	Amount	Per share (1)	Amount	Per share (1)

Net investment income	$2,112,676	$0.34	$2,329,476	$0.38	$8,265,253	$1.34	$5,831,370	$1.32
Plus: taxes on capital gains	$26,576	—	—	—	$29,665	—	—	—
Plus: incentive fees attributed to the capital gains incentive fee	$126,167	$0.02	($361,640)	($0.06)	$226,046	$0.04	($341,843)	($0.08)
Core net investment income	$2,265,419	$0.36	$1,967,836	$0.32	$8,520,964	$1.38	$5,489,527	$1.24

(1)	All per share amounts are basic and diluted unless indicated otherwise.

The purpose of Core Net Investment Income is to present Net Investment Income without the effect of incentive fees related to items not included in Net Investment Income, and without the effect of any income taxes related to realized capital gains and losses. Incentive fees are reflected above the Net Investment Income line on the income statement and thus affect Net Investment Income for GAAP purposes. However, realized gains or losses and unrealized appreciation or depreciation are reflected below the Net Investment Income line item on the income statement. Accordingly, capital gains incentive fees are reflected above the Net Investment Income line item in the income statement even though the related realized gains or losses and unrealized appreciation or depreciation are reflected below the Net Investment Income line item on the income statement. Any income taxes related to realized capital gains and losses are also reflected above the Net Investment Income line item in the income statement even though the related realized gains or losses and unrealized appreciation or depreciation are reflected below the Net Investment Income line item on the income statement. Core Net Investment Income adds the capital gains incentive fee and any income taxes related to realized capital gains and losses back to Net Investment Income so the capital gains incentive fee, any any income taxes related to realized capital gains and losses and the related realized gains or losses and unrealized appreciation or depreciation are all excluded from Net Investment Income.

The capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized appreciation) to the extent such realized capital gains exceed realized capital losses and unrealized depreciation for such year. The Company records an expense accrual in the financial statements relating to the capital gains incentive fee payable by the Company to its investment adviser when the realized capital gains on its investments exceed all realized capital losses and unrealized depreciation on its investments. The Company also records an expense accrual in the financial statements relating to the capital gains incentive fee payable by the Company to its investment adviser when, among other things, the unrealized appreciation on its investments exceeds all realized capital losses and unrealized depreciation on its investments given the fact that a capital gains incentive fee would be owed to the investment adviser if the Company were to liquidate its investment portfolio at such time. Any decrease in unrealized appreciation in subsequent periods will result in the reversal of some or all of such previously recorded expense accrual. The actual incentive fee payable to the Company’s investment

© 2015 Harvest Capital Credit Corporation

adviser related to capital gains will be determined and payable in arrears at the end of each fiscal year and will include only realized capital gains (and not unrealized appreciation) for the period. The Company recorded net realized gains and unrealized depreciation of $630,833 in the quarter ended December 31, 2014 compared to net unrealized depreciation of $1,808,200 in the quarter ended December 31, 2013. Net unrealized depreciation since our initial public offering is $1,760,105. For the quarter and year ended December 31, 2014, incentive fees of $686,071 and $2,144,889, respectively, related to the net unrealized appreciation during the applicable periods.

Investor & Media Relations Contacts
Harvest Capital Credit Corporation
Richard Buckanavage    Craig Kitchin
President & Chief Executive Officer    Chief Financial Officer
(212) 906-3592    (678) 392-3150
rbuckanavage@harvestcaps.com    ckitchin@harvestcaps.com

Source: Harvest Capital Credit Corporation

© 2015 Harvest Capital Credit Corporation